Exhibit 10.5



                              AGREEMENT TO PURCHASE
                                MEMBERSHIP UNITS



This Agreement to Purchase Membership Units ("Agreement") in T.R. Winston & Company, LLC (the "Company") is entered into and effective the 1st day of August 2004 by and among the Company, Kent Financial Services, Inc. ("Kent"), G. Tyler Runnels ("Runnels") and John W. Galuchie, Jr. ("Galuchie").

Whereas, Kent, Runnels and Galuchie are the only Members and Unit Holders of the Company, a Delaware limited liability company, with Kent owning Four Thousand
(4000) Membership Units, Runnels owning Five Thousand One (5001) Membership Units and Galuchie owning Nine Hundred Ninety Nine (999) Membership Units; and

Whereas, Kent desires to sell its Four Thousand (4000) Membership Units in the Company to Runnels and Galuchie pursuant to the terms of this Agreement; and

Whereas, Runnels and Galuchie desire to purchase the Four Thousand (4000) Membership Units in the Company from Kent,

Now, Therefore the parties hereto intending to be bound agree to the following.

                                        I
                                Purchase Of Units

A. Runnels and Galuchie herby purchase from Kent and Kent herby sells to Runnels and Galuchie Kent's Four Thousand (4000) Membership Units in the Company.

B. The net purchase price for the Four Thousand (4000) Membership Units of Kent is calculated as follows to be Five Hundred Twenty Thousand Dollars ($520,000) (the "Purchase Funds") to be paid Kent at the Closing:

Gross purchase price                                            $ 1,000,000
Less:
     Additional capital contribution required by
     Kent to fund payment of Galuchie's salary                 (     90,000)

     Cancellation of Galuchie Put Option                       (    390,000)
                                                                -----------

Net purchase price                                              $   520,000

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C. On the day of the  Closing  the  Company  shall  distribute  to  Runnels  and
Galuchie Four Hundred Ninety Thousand Dollars ($490,000) representing a portion of the Purchase Funds to pay Kent.

D. Of the Four Thousand (4000) Membership Units, Runnels will purchase Three Thousand Two Hundred Ninety Nine (3299) Units and Galuchie Seven Hundred One
(701) Units.

E. The Closing will be held in the offices of the Company.

F. Effective with the Closing Kent will resign as a Member of the Company.


                                       II
                               Galuchie Provisions

A. Effective with the Closing, Section 4.6(ii) of the Amended and Restated Limited Liability Company Agreement of T.R. Winston & Company, LLC (the "Winston LLC agreement") that requires Kent to contribute twice monthly to the Company to fund the Company's payment of Galuchie's salary is deleted in its entirety.

B. Effective with the Closing, Section 13.6 of the Winston LLC agreement that provides Galuchie the right to require Kent to purchase all of Galuchie's Units in the Company is deleted in its entirety.

C. Effective with the Closing, Kent agrees to transfer ownership of the GenAmerica Financial (MetLife) insurance policy number 3 388 106 to Galuchie.

                                       III
              No Continuing Obligations or Liability of Kent Under
                              Winston LLC Agreement

A. In addition to the provisions of Section II (A) and (B) hereof, effective with the Closing, Kent will have no continuing obligations or liabilities whatsoever with respect to the Company and the Winston LLC agreement. Any provision of the Winston LLC agreement which references Kent or any obligation of Kent (including, without limitation, Section 4.6(iii) is deleted in its entirety or amended to the maximum extent necessary to delete any agreements, obligations or liabilities of any kind of Kent. The parties hereby waive the application of any provisions of the Winston LLC agreement which may be deemed to be inconsistent with the terms of this Agreement.

                                       IV
                  Reaffirmation of Koether Employment Agreement

A. The Company, Runnels and Galuchie hereby expressly reaffirm the obligations of the Company currently set forth in Section 15.5 of the Winston LLC agreement with respect to Paul O. Koether ("Koether"). Specifically, the Company agrees to pay Koether fees for brokerage and underwriting services rendered by Koether to the Company at the same rate as was the arrangement between Koether and T.R.
Winston & Company, Inc., a New Jersey corporation immediately prior to the merger of T.R. Winston & Company, Inc. with and into the Company on August 20, 2003 (the "Merger"), such arrangement consisting of T.R. Winston & Company, Inc. paying Koether (a) a percentage of the commissions before deducting clearing costs ("Commissions") for transactions executed on behalf of his customers as follows: (i) 50% of Commissions earned for transactions involving listed securities, and (ii) 60% of Commissions earned either for principal transactions or for transactions involving over-the-counter securities or NASDAQ securities, and (b) a percentage of compensation before deducting clearing costs (or other applicable costs) as follows: (i) 60% of underwriting concessions, and (ii) 50% of investment banking and/or advisory fees. The Company shall also continue to pay Koether's reasonable costs and expenses per the arrangement between Koether and T.R. Winston & Company, Inc. immediately prior to the effective time of the Merger, including, without limitation payment for a quote machine, postage, telephone expense, office supplies, investment related publications, dues and internet charges. The Company shall enter into a superseding employment agreement with Koether containing substantially the same terms and conditions as contained in this paragraph and per the arrangements immediately prior to the Merger.


                                        V
                               General Provisions

Amendments. No amendment to this Agreement shall be effective or binding upon the parties unless the same shall have been in writing and approved by the parties hereto.

Binding Effect. This agreement shall be binding upon and inure to the benefit of all the parties hereto and to their successors, legal representatives and assigns.

Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principals of conflict of laws.

Arbitration. The parties hereto agree that any and all controversies that my arise pursuant to this Agreement shall be determined by Arbitration before a panel of independent arbitrators set up by the National Association of Securities Dealers, Inc. in New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

Kent Financial Services, Inc.                T.R. Winston & Company, LLC

/s/ Paul O. Koether                          /s/ John W. Galuchie, Jr.
--------------------------                   -----------------------------
By: Paul O. Koether, Chairman                By: John W. Galuchie, Jr. President



John W. Galuchie, Jr.                        G. Tyler Runnels

/s/ John W. Galuchie,Jr.                     /s/ G. Tyler Runnels
---------------------------                  -----------------------------



Paul O. Koether
Solely with respect to Article IV.

/s/ Paul O. Koether
--------------------------